RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Form 10-QSB and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, or if others occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

If We Are Not Successful in Earning Revenues or If Our Development and Marketing Costs Are Greater Than Anticipated, We Will Require Additional Financing Which May Not Be Available To Us
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We had cash in the amount of $31,388 as of June 30, 2001.  Our business plan calls for significant expenses in connection with the development and marketing of our web site. In addition, we anticipate that revenues from operations will not be realized until sometime after the development of our web site is complete. While we have sufficient cash to complete our business plan over the next twelve months, we may require additional financing in order to complete development and marketing of our business if the costs of the development and marketing of our web site are greater than anticipated. In addition, we may require additional financing to sustain our business operations if we are not successful in earning revenues once development and marketing of our web site is complete. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

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Because We Have Only Recently Commenced Business Operations, We
Face A High Risk of Business Failure
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We were incorporated in August 1999. We acquired our domain name for our web site in October 1999. We are presently in the process of starting development of our web site. We have not yet earned any revenues. Accordingly, we have no operating history for investors to evaluate our business. An investor should consider the risks, expenses and uncertainties that an early stage company like ours faces. These risks include our ability to:

    (1) develop a functioning and marketable web site focused on United States immigration information;
    (2)  attract users to our web site once development is complete;
    (3) successfully market our web site to advertisers once development is complete;
    (4)  respond effectively to competitive pressures;
    (5) continue to develop and upgrade our web site once development is complete.

If we are unsuccessful in addressing these risks, our business will most likely fail.
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Because We Have Only Recently Commenced Business Operations, We
Expect to Incur Operating Losses For The Foreseeable Future

We have never been profitable. As of June 30, 2001, we had an accumulated deficit of approximately $44,209. Prior to completion of our web site, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future and recognize that if we are unable to generate significant revenues from the sale of advertising on our web site, we will not be able to achieve profitability or continue operations.

If The Internet Is Not Widely Accepted As A Medium For Advertising And Commerce, Our Business May Fail
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We expect to derive the majority of our revenue from Internet advertising. Internet advertising constitutes a new and rapidly evolving market. If the Internet is not accepted as a medium for advertising, then we may not be able to generate revenues and our business may fail.

If The Audience Targeted By Our Web Site Does Not Prove Desirable To Potential Advertisers, Our Business May Fail
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Companies may choose not to advertise on our web site if they perceive that our audience demographic is not desirable for their products or that advertising on our web site is not effective for their sales. Factors which will affect our ability to attract advertisers include our ability to develop a desirable audience demographic for our web site, the attractiveness of our audience demographic to web site advertisers and the presence of alternative web sites that offer competition to advertising on our web site.
If we are not successful in entering into agreements with advertisers for advertising on our web site, then we may not be able to generate revenues and our business may fail.

If We Are Unable To Develop A Marketable Web Site, Then Our
Business Will Fail
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Our web site is in its development stage.  If we are unable to develop an operating web site that is capable of attracting users and convincing advertisers to pay for advertising, then we will not be

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able to generate revenues.  If we fail to earn revenues which exceed our operating costs upon the completion and subsequent marketing of our web site, our business will most likely fail.

If We Are Unable To Hire And Retain Key Personnel, We May Not Be Able To Implement Our Business Plan And Our Business Will Fail
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Our success will be largely dependent on our ability to hire highly qualified computer programmers, sales and technical personnel who can develop the web site. These individuals are in high demand and we may not be able to attract the staff we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Currently, we have not hired any key personnel. Our failure to hire key personnel when needed would have a significant negative effect on our business.

If We Are Not Able To Effectively Respond To Competitors, Our
Business May Fail
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There are other companies who provide information similar to what we propose to offer on our proposed web site. Competition for customers is likely to be intense and is expected to increase significantly in the future because of the growth of the Internet. Increased competition could result in:

  (1)  lower than projected usage of our web site;
  (2) our inability to attract advertisers who are prepared to pay for advertising;
  (3)  decreased advertising rates that advertisers are prepared to pay;
  (4) our inability to develop a web site with features and usability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing web sites or traditional media products that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

If the Legal and Regulatory Environment of the Internet Changes, then the Growth of the Internet Could be Significantly Slowed and Our Business Will Be Negatively Effected
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To date, governmental regulations have not materially restricted use of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from operating or marketing our web site. The growth of the Internet may also be significantly slowed. This could delay growth in potential demand for our web site information and limit our ability to generate revenues. In addition to new laws and regulations being adopted, existing laws which could impede growth of usage of the Internet may be applied to the Internet that have not as yet been applied. New and existing laws may cover issues that include:

  (1)  sales and other taxes;
  (2)  user privacy;
  (3)  pricing controls;
  (4)  characteristics and quality of products and services;
  (5)  consumer protection;
  (6)  cross-border commerce;
  (7)  libel and defamation;

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  (8)  copyright, trademark and patent infringement; and
  (9)  other claims based on the nature and content of Internet materials.

These new laws may impede the growth in usage of the Internet. If the growth of the Internet and usage of the Internet is slowed, then our ability to generate advertising revenues may be adversely impacted with the result that our financial condition will be harmed.

If We Are Required To Qualify To Do Business In Multiple Jurisdictions, Our Business May Be Harmed
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Because we may sell advertising for our web site in a number of states and foreign countries, we may be subject to the laws and the court systems of multiple jurisdictions. Such jurisdictions may claim that we are required to qualify to do business as a foreign company. This process of qualifying to do business can be costly and time consuming and will generally have a negative effect on our ability to show a profit from operations. Failure to qualify as a foreign company in a jurisdiction where required to do so could subject us to taxes and penalties.

Because We Will Provide Information To Users on Our Site, We May Be Subject To Legal Claims Based On Inaccurate Information
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If we are successful in developing and marketing our web site, we may become subject to claims from our users based on allegations of inaccurate or incomplete information regarding the immigration process. Users who have relied on the immigration information on our website may claim that the information is inaccurate or incomplete and then may claim damages and commence legal actions
against us to enforce their claims.   Although we plan to carry
general liability insurance when we commence marketing our web site, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have an adverse effect on our business, financial condition and results of operations. In addition, we can provide no assurance that we will be able to obtain general liability insurance coverage for our business.

Because our President, Mr. Robert Smith, Owns 49.5% Of Our Outstanding Common Stock, Investors May Find That Future Corporate Decisions Are Controlled By Mr. Smith Who May Use This Control to Advance his Own Interests at the Expense of Other Stockholders.
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Mr. Robert S. Smith, our sole director and President, owns
approximately 49.5% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Smith may differ from the interests of the other stockholders. Factors which could cause the interests of Mr. Smith to differ from the interest of other stockholders include the impact of a corporate transaction on the business time required to be devoted by Mr. Smith to our business and the ability of Mr. Smith to continue to manage our business in the absence of the anticipated corporate transaction.

Mr. Smith presently works up to fifteen days a month as a professional airline pilot. While Mr. Smith presently possesses adequate time every month to attend to the interests of Balsam, it is possible that the demands of Mr. Smith's principal employment as a pilot could increase with the result that he would no longer be able to devote sufficient time to the management of our business. In addition, Mr. Smith may not possess sufficient time for devotion to our business if the demands of managing our business increase substantially beyond current levels. Competing demands on Mr.

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Smith's business time may cause Mr. Smith to have differing interests in approving significant corporate transactions than other stockholders.

If A Market For Our Common Stock Does Develop, Our Stock Price May
Be Volatile.
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There is currently no market for our common stock and we can provide no assurance that a market will develop. If a market develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

  (1)  actual or anticipated variations in our results of operations;
  (2)  our ability or inability to generate new revenues;
  (3)  increased competition; and
  (4) conditions and trends in the Internet and electronic commerce industries.

Further, if our common stock is traded on the Nasdaq over the counter bulletin board, our stock price may be impacted by factors that are unrelated or disproportionate to our operating
performance.   The trading prices of many technology companies'
stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

We can provide no assurance that our common stock will be traded on the Bulletin Board.

If Our Stock Price Drops Significantly, We May Become Subject To Securities Litigation That Would Result In A Harmful Diversion Of Our Resources
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In the past, following periods of volatility in the market price of a particular company's stock, securities class action litigation has been brought against that company. Any litigation arising from the volatility in the price of our common stock could have a adverse effect upon our business, financial condition and results of operations.